EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

USW Members Ratify New Labor Agreement at AK Steel Tubemaking Unit
WEST CHESTER, OH, November 10, 2014 - AK Steel (NYSE: AKS) said today that members of United Steelworkers of America (USW) Local 1915 have ratified a new three-year labor agreement with its wholly-owned subsidiary, AK Tube LLC, covering about 100 hourly production and maintenance employees at its Walbridge, Ohio facility.
“We are pleased that members of Local 1915 have ratified a new labor agreement at our Walbridge tube plant,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “This early agreement continues to address AK Steel’s need for competitive and flexible labor contracts.”
The new agreement will take effect following expiration of the existing contract on January 22, 2015.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.

# # #